                                                                    EXHIBIT 21

                        ELECTRO SCIENTIFIC INDUSTRIES, INC.
                                  AND SUBSIDIARIES

                           SUBSIDIARIES OF THE REGISTRANT
                                 AS OF MAY 31, 1998


                                                                  PERCENTAGE OF
                                           STATE/COUNTRY          VOTING SECURITIES
SUBSIDIARIES                               OF INCORPORATION       OWNED (1)
------------                               ----------------       -----------------

Applied Intelligence Systems, Inc. (AISI)  Michigan                100%
Chicago Laser Systems, Inc.                Oregon                  100%
CHINT, Ltd.                                U.S. Virgin Islands     100%
Chip Star, Inc.                            California              100%
CLS GmbH                                   Germany                 100%
CLS Ltd                                    England                 100%
Dynamotion, Corp.                          New York                100%
ESI BV                                     The Netherlands         100%
ESI Foreign Sales Corporation              Guam                    100%
ESI GmbH                                   Germany                 100%
ESI International (DISC)                   Oregon                  100%
ESI KK                                     Japan                   100%
ESI Korea                                  Korea                   100%
ESI Ltd                                    England                 100%
ESI SARL                                   France                  100%
ESI SRL                                    Italy                   100%
ESI Taiwan                                 Taiwan                  100%
Palomar Systems, Inc.                      Oregon                  100%
XRL, Corp.                                 Oregon                  100%


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